EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

CONTACT:
--------

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com

       L-1 Identity Solutions To Acquire Advanced Concepts, Inc.

STAMFORD, CT. -- May 2, 2007 -- L-1 Identity Solutions, Inc. (NYSE:ID), a leading provider of identity solutions and services, today announced it has entered into a definitive agreement to acquire privately-held Advanced Concepts, Inc. (ACI). Based in Columbia, Maryland, ACI provides information technology and network security solutions, and systems engineering and development services, for the U.S. Intelligence and military communities. The acquisition of ACI will provide L-1 with access to a wider customer base within the U.S. government and will add a greater depth of complementary services.

"Today's announcement is consistent with the second phase of L-1 Identity Solutions' acquisition strategy: to add high value and synergistic businesses with best-in-class services and technologies, robust organic growth, and strong customer relationships," said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions.

Under the terms of the agreement, L-1 Identity Solutions will pay ACI shareholders $71.5 million in cash. ACI shareholders have the opportunity to earn up to an additional $6.0 million in consideration if key performance thresholds are attained. ACI had revenues of $45 million in 2006. L-1 expects ACI's growth to be consistent with the L-1 model of 20 percent organic growth.

"Becoming a part of L-1 is the final piece of the puzzle for ACI," said John Register, President of Advanced Concepts, Inc. "ACI has an outstanding clientele base, a highly specialized and experienced workforce, and a veteran management team. Now as part of L-1, we will have the size, depth, and experience to capture the larger programs and enable ACI to provide our customers with more capabilities and offer our employees more career opportunities."

More than 80 percent of ACI's approximately 300 employees have top secret and higher security clearances and average 23 years of experience supporting contracts critical to U.S. national security. ACI will operate as a division of L-1 Identity Solutions and maintain its current operations and headquarters.

"We have been successfully providing highly focused and specialized intelligence services, maximizing our combined resources with ACI we can offer the market even greater benefits," said Ann J. Holcomb, President of SpecTal, an L-1 Company. "Our groups bring a depth of expertise, breadth of service, and a wide customer footprint that makes us the most qualified organization to help national security agencies address their identity-related and operational concerns."

The transaction is expected to close during the Company's second quarter ending June 30, 2007 and is subject to customary regulatory approvals and closing conditions and is expected to be accretive to 2007 earnings. L-1 Identity Solutions will provide an update to its previously-provided full year 2007 guidance when 2007 first quarter results are released on May 9, 2007.




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About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

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Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the ability of L-1 to close the ACI acquisition on a timely basis, the ability of ACI to maintain certain key government contracts and successfully generate new business, the availability of government funding for L-1's products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's
Form 10-K for the year ended December 30, 2006. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.







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